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                                                                     EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT
                          WESTERN DISTRICT OF NEW YORK

IN RE:
                                                            JOINTLY ADMINISTERED
LAIDLAW USA, INC.,                                          CASE NOS. 01-14099 K
LAIDLAW INC,                                                  THROUGH 01-14104 K
LAIDLAW INVESTMENTS LTD.,
LAIDLAW INTERNATIONAL FINANCE                               CHAPTER 11
 CORPORATION,
LAIDLAW TRANSPORTATION, INC. AND
LAIDLAW ONE, INC.,

                           DEBTORS.                         [US BANKRUPTCY COURT
                                                            RECEIVED STAMP-DATED
                                                                  FEB 25, 2003.]

                         MODIFICATIONS TO THIRD AMENDED
                         JOINT PLAN OF REORGANIZATION OF
                   LAIDLAW USA. INC. AND ITS DEBTOR AFFILIATES

                  The above-captioned debtors and debtors in possession (collectively, the "Debtors") hereby propose the following modifications to the Third Amended Joint Plan of Reorganization of Laidlaw USA, Inc. and Its Debtor Affiliates, dated January 23, 2003 (the "Plan"), pursuant to section 1127 of the Bankruptcy Code, 11 U.S.C. Sections 101-1330, and Section XIII.D of the Plan:

                  1.       Section IV.G.1 is modified and restated as follows:
                           (1)

                  1.       GENERAL RELEASES BY HOLDERS OF CLAIMS OR INTERESTS

                           As of the Effective Date, in consideration for the obligations of the Debtors, the Reorganized Debtors, their Estates and New LINC under the Plan and the Cash, New Common Stock and other contracts, instruments, releases, agreements or documents to be entered into, or delivered in connection with, the Plan, (a) each holder of a Claim or Interest that votes in favor of the Plan and (b) each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any of the Debtors and that does not vote on the Plan or votes against the Plan, to the fullest extent permissible under applicable law, as such law may be extended subsequent to the

------------------
(1) All modified and restated Plan provisions are marked to reflect the modifications thereto.

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         Effective Date, will be deemed to forever release, waive and discharge all claims (as such term is defined in section 101(5) of the Bankruptcy Code, including Derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution and rights of indemnification (other than the right to enforce New LINC's, the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases, agreements and documents executed and delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on, or prior to, the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against any Debtor, the members of the Creditors' Committee, the members of the Subcommittees, the Lenders, CIBC, the Bridge Lenders, the Prior Lenders, the Program Manager, the Swap Counterparty, the Prepetition Noteholders, the 1995 Noteholders, the Indenture Trustees, Ernst & Young Inc. (in its capacity as Monitor and Information Officer in the CCAA Cases) and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors and agents, acting in such capacity (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code); provided, however, that, the release of claims and causes of action provided in this Section will not apply to the Debtors' underwriters and auditors or to the Reserved Claims, the releases set forth in Sections IV.G.3, IV.G.4 and IV.G.5 shall govern the releases among the releasing and released parties specified therein, and the releases by parties that do not vote on the Plan or vote against the Plan, as set forth in clause (b) above, will not apply to the Debtors' present or former directors, officers or employees.

                  2.       Section IX.B.12 is modified and restated as follows:

                  12.      The Effective Date has occurred by April 30, 2003.

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Dated: February _, 2003

                         Respectfully submitted,

                         LAIDLAW USA, INC.

                         BY: /s/ Ivan R. Cairns, by Garry Graber with permission
                             ---------------------------------------------------
                         Name: IVAN R. CAIRNS
                         Title: Senior Vice President and Secretary

                         LAIDLAW INC. (for itself and on behalf of the Laidlaw
                           Subsidiary Debtors)

                         BY: /s/ Ivan R. Cairns, by Garry Graber with permission
                             ---------------------------------------------------
                         Name: IVAN R. CAIRNS
                         Title: Senior Vice President and General Counsel:

COUNSEL:

GARRY M. GRABER
HODGSON RUSS LLP
One M&T Plaza
Suite 2000
Buffalo, New York 14203
(716)856-4000

        -and -

RICHARD M. CIERI
THOMAS C. DANIELS
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
(216)586-3939

PAUL E. HARNER
EDWARD B. WINSLOW
MARK A. CODY
JONES DAY
77 West Wacker
Suite 3500
Chicago, Illinois 60601
(312)782-3939

ATTORNEYS FOR DEBTORS
AND DEBTORS IN POSSESSION

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